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                                                                   EXHIBIT 10.2

                              OPPORTUNITY AGREEMENT


         THIS OPPORTUNITY AGREEMENT (this "Agreement") is entered into as of April , 1998 between Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), and Omega Worldwide, Inc., a Maryland corporation ("Omega Worldwide").

         The circumstances underlying the execution and delivery of this Agreement are as follows:

         A. Capitalized terms used but not otherwise defined herein have the respective meanings given them in Article I below.

         B. Omega is a REIT and, as such, principally pursues REIT Opportunities that are passive investments producing current interest or rental income for distribution to its shareholders. Nevertheless, Omega also desires to make other investments, within or outside of the United States, if its investment objectives can be satisfied.

         C. Omega Worldwide (which is not a REIT and therefore is not limited in the nature of the investment opportunities that it may pursue by Sections 856 though 860 of the Code) has been formed by Omega to provide Omega's shareholders the opportunity to benefit from Worldwide Opportunities, which generally are not well-suited to Omega because of its REIT status, investment approach and capital structure. Specifically, Omega Worldwide has been formed to pursue healthcare investment and operating opportunities and active advisory management opportunities. Its investment strategy typically will not result in investments producing a significant current yield for distribution to its shareholders; rather, its investment strategy contemplates investments that will produce long-term appreciation in the value of Omega Worldwide's stock.

         D. In order to further its investment strategy, Omega Worldwide requires a source of investment, operations and management expertise and experience and other services. Pursuant to a Services Agreement of even date herewith, Omega has agreed to provide to Omega Worldwide a number of services, including without limitation the investment, operations and management expertise and experience of the executives and other employees of Omega.

         E. Omega would not have formed Omega Worldwide, and would not enter into the Services Agreement with Omega Worldwide, but for Omega Worldwide's agreement that Omega be provided with the first opportunity to pursue REIT Opportunities and the opportunity to pursue Worldwide Opportunities that Omega Worldwide declines to pursue. Omega Worldwide would not agree to provide Omega with the first opportunity to pursue REIT Opportunities and the opportunity to pursue Worldwide Opportunities that Omega Worldwide declines to pursue but for Omega's agreement that Omega Worldwide be provided with the first opportunity to pursue Worldwide Opportunities and the opportunity to pursue REIT Opportunities that Omega declines to pursue.


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         F. In order to further their respective investment strategies, each of
Omega and Omega Worldwide may desire to pursue jointly certain Opportunities that each would be unable or unwilling to pursue individually.


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. The following terms shall have the respective meanings given them below:

                  "Act" means the Securities Exchange Act of 1934, as amended from time to time.

                  "Affiliate" means, with respect to a Person, any Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" means, with respect to a Person, the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.


                  "Change of Control" means a change in control of either party of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A, Regulation 240, 14a-101, promulgated under the Act, or, if Item 6(e) is no longer in effect, any regulation issued by the SEC pursuant to the Act that serves similar purposes; provided that, without limitation, a Change of Control shall be deemed to have occurred if and when (a) any "person" (as defined in Sections 13(d) and 14(d)(2) of the Act) is or becomes a beneficial owner, directly or indirectly, of securities of such company representing 50% or more of the combined voting power of such company's then outstanding securities, (b) individuals who are members of the board of directors immediately prior to a meeting of the shareholders of such company involving a contest for the election of directors shall not constitute a majority of the board of directors following such election, or (c) a merger in which such company is not the surviving corporation, and the shareholders of such company immediately prior to such merger do not own at least a majority of the outstanding shares of the surviving corporation.


                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

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                  "Independent Directors" means the members of the board of
         directors of Omega who are not, and are not associates (as defined in Rule 12b-2 promulgated under the Act) of, a direct, indirect or beneficial stockholder, director, officer, employee or Affiliate of Omega Worldwide, and the members of the board of directors of Omega Worldwide who are not, and are not associates (as defined in Rule 12b-2 promulgated under the Act) of, a direct, indirect or beneficial stockholder, director, officer, employee or Affiliate of Omega.


                  "Omega Notice" means a written notice that (a) describes an Opportunity of which Omega Worldwide has become aware, including whether the Opportunity is a REIT Opportunity or a Worldwide Opportunity, and (b) if the Opportunity is a Worldwide Opportunity, sets forth Omega Worldwide's determination to decline the Opportunity or Omega Worldwide's request to pursue the Opportunity jointly with Omega.


                  "Opportunity" means either a REIT Opportunity or a Worldwide Opportunity.

                  "Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

                  "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                  "REIT Opportunity" means any opportunity within the United States to (a) make any investment in real estate, real estate mortgages, real estate derivatives or entities that invest exclusively in or have a substantial portion of their assets in any of the foregoing, so long as such investment would be consistent with the requirements of the Code and regulations relating to Omega's status as REIT; or (b) to make any REIT Qualified Investment.

                  "REIT Qualified Investment" means an investment which, if made by a REIT, would not result in the termination of the REIT's status as a REIT pursuant to Sections 856 through 860 of the Code.

                  "SEC" means the Securities and Exchange Commission.

                  "Worldwide Notice" means a written notice that (a) describes an Opportunity of which Omega has become aware, including whether the Opportunity is a Worldwide Opportunity or a REIT Opportunity, and (b) if the Opportunity is a REIT Opportunity, sets forth Omega's determination to decline the Opportunity or Omega's request to pursue the Opportunity jointly with Omega Worldwide.

                  "Worldwide Opportunity" means any opportunity to (a) provide advisory services and/or management services to any person; (b) acquire or make debt and/or equity investments (through a joint venture or otherwise) in any healthcare

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         investor or in healthcare real estate related assets outside the United States; (c) make investments in any entity conducting healthcare operations; or (d) make any other real estate, finance or other investments not customarily undertaken by a qualified REIT.


                                   ARTICLE II
                           RELATIONSHIP BETWEEN OMEGA
                               AND OMEGA WORLDWIDE


         SECTION 2.1 OFFER OF OPPORTUNITIES TO OMEGA WORLDWIDE. Omega promptly shall give Omega Worldwide a Worldwide Notice if (a) Omega becomes aware of a Worldwide Opportunity or (b) Omega becomes aware of a REIT Opportunity and determines, in its sole discretion, either that Omega does not desire to pursue the REIT Opportunity or that Omega desires to pursue the REIT Opportunity jointly with Omega Worldwide. Omega Worldwide shall, within ten (10) business days after receipt of the Worldwide Notice, notify Omega in writing of Omega Worldwide's determination as to whether Omega Worldwide desires to pursue the Opportunity described in the Worldwide Notice. The failure of Omega Worldwide to so notify Omega within the ten-day period described above shall be deemed an election by Omega Worldwide to decline the Opportunity. If Omega Worldwide notifies Omega that Omega Worldwide has determined not to pursue the Opportunity, or if Omega Worldwide is deemed to have declined the Opportunity, Omega shall have the right to pursue the Opportunity itself or to offer the Opportunity to any Person.


         SECTION 2.2 OFFER OF OPPORTUNITIES TO OMEGA. Omega Worldwide promptly shall give Omega an Omega Notice if (a) Omega Worldwide becomes aware of a Worldwide Opportunity or (b) Omega Worldwide becomes aware of a REIT Opportunity and determines, in its sole discretion, either that Omega Worldwide does not desire to pursue the Opportunity or Omega Worldwide desires to pursue the Opportunity jointly with Omega. Omega shall, within ten (10) business days after receipt of the Omega Notice, notify Omega Worldwide in writing of Omega's determination as to whether Omega desires to pursue the Opportunity described in the Omega Notice. The failure of Omega to so notify Omega Worldwide within the ten-day period described above shall be deemed an election by Omega to decline the Opportunity. If Omega notifies Omega Worldwide that Omega has determined not to pursue the Opportunity or if Omega is deemed to have declined the Opportunity, Omega Worldwide shall have the right to pursue the Opportunity itself or to offer the Opportunity to any Person.

         SECTION 2.3 DETERMINATION AS TO WHETHER TO PURSUE OPPORTUNITY. Each of Omega and Omega Worldwide shall have the right, in its sole discretion, to determine whether to pursue any REIT Opportunity and Worldwide Opportunity, respectively. Omega shall not be obligated to notify Omega Worldwide of any REIT Opportunity that Omega determines to pursue, and Omega Worldwide shall not be obligated to notify Omega of any Worldwide Opportunity that Omega Worldwide determines to pursue. The determination

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by Omega or Omega Worldwide as to whether to pursue individually a REIT
Opportunity or a Worldwide Opportunity, respectively, shall be made by the affirmative votes of the Independent Director(s) of the board of directors of Omega or Omega Worldwide, as the case may be. Each of Omega and Omega Worldwide agrees that it will appoint, within ninety (90) days after the date of this Agreement, and that it will thereafter maintain at all times during the term of this Agreement, at least one (1) Independent Director.


         SECTION 2.4 JOINT PURSUIT OF OPPORTUNITIES. Each of Omega and Omega Worldwide may participate jointly with the other in Opportunities that either Omega or Omega Worldwide declines to pursue individually. The terms upon which each of Omega and Omega Worldwide may participate jointly in such Opportunities will be negotiated in good faith on arm's length terms mutually acceptable to the respective boards of directors of each of Omega and Omega Worldwide, with the affirmative votes of the Independent Directors of the respective boards of directors of Omega and Omega Worldwide.


                                   ARTICLE III
                                  MISCELLANEOUS

         SECTION 3.1       TERM AND TERMINATION.

                  (a) This Agreement shall terminate on      , 2008, subject to
renewal by mutual agreement of the parties for successive five-year terms.

                  (b) Notwithstanding Section 3.1(a), if either Omega or Omega Worldwide is in default under this Agreement in any material respect and such default remains uncured for a period of fifteen (15) days after receipt by the defaulting party of written notice thereof, the other party may terminate this Agreement by giving written notice to the defaulting party.


                  (c) Notwithstanding Section 3.1(a), this Agreement automatically shall terminate upon a Change of Control of either party.


         SECTION 3.2       ACKNOWLEDGMENTS.


                  ( a) Each party acknowledges that the obligations undertaken by it pursuant to this Agreement are unique and that the other party will not have an adequate remedy at law if it shall fail to perform its obligations of this Agreement in any material respect. Accordingly, each party agrees that (i) the other shall have the right to specific performance of the terms of this Agreement, (ii) the right of each party to specific performance of the terms of this Agreement is essential to protect the rights and interests of the parties and (iii) each party shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the other party.


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                  (b) If the performance of any provision of this Agreement, at the time such performance shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be performed shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect. The parties shall negotiate in good faith a replacement clause or provision as consistent with the ineffective clause or provision as is practicable under the law.

         SECTION 3.3 SUBSIDIARIES. If either party elects to pursue any Opportunity that is offered to it, it may elect to have a subsidiary pursue the Opportunity on its behalf.

         SECTION 3.4 CONTRACTUAL RESTRICTIONS. No party shall be required to comply with the notification rights set forth in Article II of this Agreement if such compliance would violate any confidentiality or other contractual restriction binding on such party.

         SECTION 3.5 INTENTIONALLY DELETED.

         SECTION 3.6 AMENDMENT. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto; provided, however, that any such amendment, modification or supplement shall be approved by the respective boards of directors of Omega and Omega Worldwide.


         SECTION 3.7 NOTICES. Any notice, request, instruction or other document given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or courier service, (ii) on the date of transmission if sent by facsimile or other wire transmission, or (iii) three business days (seven business days for overseas mail) after being deposited in the U.S. mail, certified or registered mail, postage prepaid:


                  (a)      If to Omega, addressed as follows:

                           Omega Healthcare Investors, Inc.
                           905 West Eisenhower Circle
                           Suite 110
                           Ann Arbor, Michigan 48103
                           Attention: Chief Financial Officer
                           Facsimile No.: (734) 996-0020

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                  (b) If to Omega Worldwide, addressed as follows:

                      Omega Worldwide, Inc.
                      905 West Eisenhower Circle
                      Suite 101
                      Ann Arbor, Michigan 48103
                      Attention: Vice President and Secretary
                      Facsimile No.: (734) 996-0020

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         SECTION 3.8 WAIVERS. The delay or failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. Either party may waive in writing participation in any Opportunity, whether a REIT Opportunity or a Worldwide Opportunity, and such waiver shall be binding in the absence of fraud.

         SECTION 3.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 3.10 INTERPRETATION. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement.


         SECTION 3.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.


         SECTION 3.12 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise specifically provided in this Agreement, no assignment of any rights or obligations shall be made by any party without the written consent of the other party.

         SECTION 3.13 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the
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benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         SECTION 3.14 REMEDIES CUMULATIVE. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         SECTION 3.15 ENTIRE UNDERSTANDING. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements, arrangements and understandings between the parties.

         SECTION 3.16 NO PRESUMPTION AGAINST DRAFTER. Each of the parties hereto has participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring either party by virtue of the authorship of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                    OMEGA HEALTHCARE INVESTORS, INC.

                                    By:
                                       ----------------------------------
                                    Name:
                                         --------------------------------
                                    Title:
                                          -------------------------------

                                    OMEGA WORLDWIDE, INC.

                                    By:
                                       ----------------------------------

                                    Name:
                                         --------------------------------

                                    Title:
                                          -------------------------------



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